PRESS RELEASE

FOR IMMEDIATE RELEASE

SaveDaily, Inc., Chairman Harry S. Dent Jr. begins International Tour to Promote New Book, “The Great Crash Ahead.”

Seal Beach, CA.  Jeffrey Mahony, CEO of SaveDaily, Inc., [OTCBB: SAVY] a leading provider of the low cost mutual fund investing platform used by financial institutions for mass affluent and small investors, announced that Harry S. Dent, Jr., the company’s Chairman has begun a worldwide tour for his new book, “The Great Crash Ahead.”

Mr. Dent writes an economic newsletter that reviews the economy in the US and around the world through demographic trends focusing on predictable consumer spending patterns, as well as financial markets, and has written seven books, of which two recent ones have been bestsellers: The Great Depression Ahead (2009), The Next Great Bubble Boom (2006), The Roaring 2000s Investor (1999), The Roaring 2000s (1998), The Great Jobs Ahead (1995), The Great Boom Ahead (1993), and Our Power to Predict (1989).

Mr. Dent is widely recognized as one of the world’s experts on the business impact of economic, technological and demographic trends in society. He is also a renowned investment strategist having advised the AIM/Dent Demographic Trends Fund and the Van Kampen Roaring 2000s Unit Investment Trust, and manages the Dent Strategic Sector Fund. Earlier in his career, Mr. Dent was a consultant with Bain & Company, a leading international consulting firm, here he counseled at the highest levels of business strategy for Fortune 100 companies. He is the Founder of HS Dent Investment Management, an investment firm based in Tampa, Florida that advises the Dent Strategic Portfolio Fund mutual fund.  Dent is also the president and founder of the H.S. Dent Foundation and H.S. Dent Publishing. He received his MBA from Harvard Business School, where he was a Baker Scholar and an elected member of the Century Club, for leadership excellence.

Mr. Mahony added that “Over the past six months, SaveDaily’s customer assets alone grew over 50%, and so we feel privileged to have Harry guiding our strategic thinking and direction of the company during this time of growth.”

Committed to the mission and success of SaveDaily, Mr. Dent will continue his series of keynote speeches, sponsored by SaveDaily, next month at PROCU, Product and Research Organization for Credit Unions conference in Laguna Beach, California.  In addition, he is leading various on-demand webinars and phone conferences for credit union CEO round tables.  Mr. Dent is a major shareholder of SaveDaily, Inc., and has funded the company’s platform development with approximately $5.5 million of personal and foundation funds.

About SaveDaily:

SaveDaily offers investments and record-keeping services to its intermediary partners, as well as directly to clients through a variety of white-labeled interfaces. SaveDaily owns its proprietary financial services platform which has been in production for about three years, helping financial intermediaries succeed in bringing suitable and affordable investment services to everyday savers and investors.  SaveDaily, through its financial services partners, has the capability of making virtually all mutual funds available to its clients. SaveDaily conducts its business through its wholly owned subsidiary, SaveDaily.com, Inc which is headquartered in Seal Beach, California and is a Registered Investment Advisor with the Securities Exchange Commission in all 50 states.

Forward Looking Statements.

This release contains forward-looking statements. Actual results may differ from those projected due to a number of risks and uncertainties, including, but not limited to the possibility that some or all of the matters and transactions considered by SaveDaily may not proceed as contemplated, and by all other matters specified in SaveDaily's filings with the Securities and Exchange Commission. These statements are made based upon current expectations that are subject to substantial risk and uncertainty. SaveDaily does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions, risk factors and other information that could cause results to differ from those set forth in the forward-looking information can be found in the SaveDaily's filings with the Securities and Exchange Commission, including its most recent periodic report filed on August 30, 2011.

CONTACT:

Jeffrey W. Mahony
Chief Executive Officer
Phone: 562 795 7500
www.savedaily.com